HOME EQUITY ASSET TRUST 2006-4

DERIVED INFORMATION  [3/15/06]

[$1,588,000,100]

Senior, Mezzanine & Subordinate Bonds

Offered & Non-Offered

(Approximate)

Home Equity Pass-Through Certificates, Series 2006-4

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued.  Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates.  We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/06 cutoff date.  Approximately 20.8% of the mortgage loans do not provide for any payments of principal in the first two or  five years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	9,523
Total Outstanding Loan Balance	$1,575,084,318*	Min	Max
Average Loan Current Balance	$165,398	$4,582	$945,142
Weighted Average Original LTV	79.3%**
Weighted Average Coupon	7.85%	4.99%	13.84%
Arm Weighted Average Coupon	7.70%
Fixed Weighted Average Coupon	8.57%
Weighted Average Margin	5.70%	1.00%	10.65%
Weighted Average FICO (Non-Zero)	623
Weighted Average Age (Months)	4
% First Liens	95.6%
% Second Liens	4.4%
% Arms	82.9%
% Fixed	17.1%
% of Loans with Mortgage Insurance	1.1%

*

Total collateral will be approximately [$1,600,000,100]

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
4.99 - 5.50	49	13,704,943	0.9	5.40	73.7	655
5.51 - 6.00	309	88,271,034	5.6	5.85	74.3	658
6.01 - 6.50	575	149,162,786	9.5	6.34	75.2	651
6.51 - 7.00	1,105	260,489,143	16.5	6.82	77.0	632
7.01 - 7.50	1,093	231,918,190	14.7	7.30	79.3	630
7.51 - 8.00	1,134	217,973,516	13.8	7.79	78.3	624
8.01 - 8.50	1,066	183,732,771	11.7	8.30	80.7	610
8.51 - 9.00	1,031	158,407,200	10.1	8.78	80.6	607
9.01 - 9.50	666	90,334,762	5.7	9.28	80.5	595
9.51 - 10.00	787	80,969,345	5.1	9.79	83.9	593
10.01 - 10.50	434	34,384,897	2.2	10.29	85.3	597
10.51 - 11.00	382	24,449,390	1.6	10.82	89.7	593
11.01 - 11.50	249	13,657,540	0.9	11.36	90.3	590
11.51 - 12.00	356	15,322,509	1.0	11.85	94.1	593
12.01 - 13.84	287	12,306,292	0.8	12.48	97.6	628
Total:	9,523	1,575,084,318	100.0	7.85	79.3	623

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
FICO	Loans	Balance	Balance	%	%	FICO
Unavailable	7	709,628	0.0	10.11	80.4	NA
451 - 475	2	172,476	0.0	9.75	75.5	457
476 - 500	20	2,457,451	0.2	9.39	69.3	499
501 - 525	405	58,496,425	3.7	8.99	70.6	515
526 - 550	663	106,359,526	6.8	8.55	72.7	538
551 - 575	970	154,358,086	9.8	8.33	77.5	564
576 - 600	1,630	232,629,446	14.8	8.05	79.7	589
601 - 625	1,755	280,718,614	17.8	7.76	79.9	613
626 - 650	1,642	273,139,042	17.3	7.69	81.2	637
651 - 675	1,188	214,268,937	13.6	7.51	81.7	662
676 - 700	596	116,551,051	7.4	7.40	81.9	686
701 - 725	321	64,944,079	4.1	7.21	79.9	713
726 - 750	166	32,080,097	2.0	7.28	79.5	737
751 - 775	103	23,684,737	1.5	7.37	79.8	761
776 - 800	46	12,477,200	0.8	7.28	76.7	784
801 - 814	9	2,037,524	0.1	6.92	69.9	808
Total:	9,523	1,575,084,318	100.0	7.85	79.3	623

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
4,582 - 50,000	1,521	47,760,100	3.0	10.55	92.0	621
50,001 - 100,000	2,036	151,462,509	9.6	8.99	82.1	609
100,001 - 150,000	1,787	222,544,731	14.1	8.18	78.9	611
150,001 - 200,000	1,398	244,511,649	15.5	7.77	77.4	612
200,001 - 250,000	902	201,883,182	12.8	7.66	77.7	617
250,001 - 300,000	593	162,931,772	10.3	7.63	77.9	624
300,001 - 350,000	408	132,065,860	8.4	7.48	78.8	626
350,001 - 400,000	291	108,698,013	6.9	7.46	79.0	634
400,001 - 450,000	192	81,224,990	5.2	7.40	80.2	636
450,001 - 500,000	149	70,917,417	4.5	7.29	80.7	650
500,001 - 550,000	79	41,432,888	2.6	7.39	81.0	643
550,001 - 600,000	59	33,991,528	2.2	7.05	80.7	639
600,001 - 650,000	40	25,096,018	1.6	7.07	81.6	644
650,001 - 700,000	23	15,562,815	1.0	6.92	76.4	659
700,001 - 750,000	29	21,259,721	1.3	6.89	80.1	640
750,001 - 800,000	4	3,154,770	0.2	6.43	74.1	646
800,001 - 850,000	4	3,308,096	0.2	6.31	73.9	650
850,001 - 900,000	4	3,513,898	0.2	6.77	81.2	709
900,001 - 945,142	4	3,764,363	0.2	6.21	70.5	682
Total:	9,523	1,575,084,318	100.0	7.85	79.3	623

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Original LTV (%) *	Loans	Balance	Balance	%	%	FICO
6.61 - 50.00	327	44,996,606	2.9	7.63	40.8	602
50.01 - 55.00	141	25,915,257	1.6	7.43	52.7	593
55.01 - 60.00	220	39,671,778	2.5	7.43	58.1	602
60.01 - 65.00	344	65,958,922	4.2	7.41	63.2	598
65.01 - 70.00	516	95,113,192	6.0	7.46	68.6	598
70.01 - 75.00	696	138,160,474	8.8	7.52	74.0	607
75.01 - 80.00	3,141	639,093,994	40.6	7.56	79.7	635
80.01 - 85.00	806	151,034,879	9.6	8.05	84.5	610
85.01 - 90.00	1,239	224,033,421	14.2	8.08	89.7	623
90.01 - 95.00	482	68,986,759	4.4	8.54	94.7	633
95.01 - 100.00	1,611	82,119,036	5.2	10.29	99.9	644
Total:	9,523	1,575,084,318	100.0	7.85	79.3	623

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	3,274	436,420,439	27.7	8.48	81.2	622
0.50	5	473,794	0.0	8.85	78.7	653
1.00	379	78,280,132	5.0	7.96	78.4	628
2.00	4,509	839,013,586	53.3	7.58	79.6	619
3.00	1,353	220,502,651	14.0	7.56	75.3	633
5.00	3	393,717	0.0	7.79	56.6	584
Total:	9,523	1,575,084,318	100.0	7.85	79.3	623

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	7,060	1,069,064,276	67.9	7.69	79.7	618
Reduced	1,189	242,211,195	15.4	7.82	80.9	640
Stated Income / Stated Assets	1,268	262,898,600	16.7	8.51	76.7	626
No Income / No Assets	6	910,247	0.1	8.99	64.4	642
Total:	9,523	1,575,084,318	100.0	7.85	79.3	623

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	8,843	1,472,333,114	93.5	7.82	79.4	621
Second Home	52	12,690,022	0.8	7.64	80.2	667
Investor	628	90,061,182	5.7	8.33	78.4	649
Total:	9,523	1,575,084,318	100.0	7.85	79.3	623

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
State	Loans	Balance	Balance	%	%	FICO
California	1,341	401,252,078	25.5	7.28	76.7	639
Florida	1,082	193,003,599	12.3	7.86	78.7	619
Arizona	468	85,752,689	5.4	7.67	79.1	616
Illinois	443	76,615,159	4.9	8.19	82.0	624
Maryland	331	67,881,965	4.3	7.51	77.3	612
New York	302	62,986,080	4.0	8.07	77.3	632
Texas	592	57,488,972	3.6	8.43	81.2	610
New Jersey	251	55,402,768	3.5	8.09	76.4	613
Virginia	293	51,724,071	3.3	7.75	78.2	611
Georgia	246	32,312,935	2.1	8.27	83.1	617
Nevada	164	30,714,547	2.0	7.57	77.8	623
Washington	192	30,526,389	1.9	7.79	82.4	627
Colorado	183	29,470,464	1.9	7.59	84.0	629
Massachusetts	141	29,174,166	1.9	8.01	78.5	627
Minnesota	237	28,800,350	1.8	7.99	81.0	622
Other	3,257	341,978,086	21.7	8.35	82.5	611
Total:	9,523	1,575,084,318	100.0	7.85	79.3	623

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	4,152	585,401,162	37.2	7.98	83.7	642
Refinance - Rate Term	642	94,462,745	6.0	8.12	80.3	621
Refinance - Cashout	4,729	895,220,411	56.8	7.73	76.4	610
Total:	9,523	1,575,084,318	100.0	7.85	79.3	623

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 1Y	24	5,670,840	0.4	7.71	82.3	630
Arm 2/28	5,283	1,003,777,220	63.7	7.69	79.4	617
Arm 2/28 - Balloon 40/30	423	98,624,077	6.3	7.71	78.8	633
Arm 2/28 - Dual 40/30	358	100,852,208	6.4	7.92	78.9	623
Arm 3/27	351	75,458,240	4.8	7.59	77.6	634
Arm 3/27 - Balloon 40/30	39	8,131,174	0.5	7.22	74.7	640
Arm 5/25	44	8,380,838	0.5	7.29	70.8	627
Arm 5/25 - Balloon 40/30	10	2,289,111	0.1	6.90	74.4	666
Arm 6 Month	4	1,967,185	0.1	9.07	86.1	660
Fixed Balloon 30/15	365	32,441,391	2.1	8.31	86.4	644
Fixed Balloon 40/30	31	5,998,611	0.4	7.98	74.8	627
Fixed Rate	2,591	231,493,424	14.7	8.62	79.8	632
Total:	9,523	1,575,084,318	100.0	7.85	79.3	623

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	7,930	1,271,482,585	80.7	7.84	79.2	620
PUD	550	107,847,973	6.8	7.84	80.6	616
Condo	557	90,158,124	5.7	7.84	81.0	640
2 Family	364	76,820,073	4.9	7.93	78.4	642
3-4 Family	122	28,775,563	1.8	8.02	77.7	645
Total:	9,523	1,575,084,318	100.0	7.85	79.3	623

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
1.00 - 4.00	369	97,106,347	7.4	6.42	76.2	655
4.01 - 4.50	413	103,577,268	7.9	6.78	79.0	631
4.51 - 5.00	482	101,423,808	7.8	7.20	82.0	628
5.01 - 5.50	1,119	248,193,948	19.0	7.63	79.2	634
5.51 - 6.00	1,735	358,201,998	27.4	7.68	78.1	614
6.01 - 6.50	1,017	172,971,224	13.3	8.03	81.2	608
6.51 - 7.00	543	98,730,358	7.6	8.34	78.2	608
7.01 - 7.50	317	49,039,210	3.8	8.56	79.7	609
7.51 - 8.00	262	38,586,900	3.0	9.09	78.6	595
8.01 - 8.50	189	25,312,281	1.9	9.51	80.6	579
8.51 - 9.00	67	9,723,117	0.7	9.83	81.1	592
9.01 - 10.65	23	2,284,435	0.2	10.79	78.9	604
Total:	6,536	1,305,150,893	100.0	7.70	79.1	620

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
1 - 3	3	1,331,276	0.1	8.73	81.9	642
4 - 6	6	2,141,474	0.2	8.42	89.8	639
7 - 9	19	4,370,903	0.3	7.58	79.3	637
10 - 12	7	833,799	0.1	7.87	82.2	602
13 - 15	124	17,797,608	1.4	7.71	82.8	614
16 - 18	1,224	230,483,090	17.7	7.09	80.4	617
19 - 21	2,277	488,453,399	37.4	7.48	80.3	624
22 - 24	2,432	465,479,981	35.7	8.25	77.5	615
25 - 27	6	1,453,472	0.1	6.82	79.9	650
28 - 30	35	9,642,521	0.7	6.94	80.3	644
31 - 33	82	17,625,656	1.4	7.05	78.4	637
34 - 36	267	54,867,764	4.2	7.85	76.3	632
37 >=	54	10,669,949	0.8	7.21	71.6	636
Total:	6,536	1,305,150,893	100.0	7.70	79.1	620

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
10.78 - 11.50	65	17,067,078	1.3	5.75	72.3	650
11.51 - 12.00	315	88,645,920	6.8	6.01	75.0	650
12.01 - 12.50	522	132,548,744	10.2	6.47	76.7	643
12.51 - 13.00	901	220,825,744	16.9	6.95	78.0	630
13.01 - 13.50	847	188,107,662	14.4	7.38	80.2	627
13.51 - 14.00	863	174,678,236	13.4	7.81	79.4	622
14.01 - 14.50	855	158,026,394	12.1	8.24	80.5	610
14.51 - 15.00	823	139,003,843	10.7	8.64	80.7	605
15.01 - 15.50	561	82,286,683	6.3	9.10	80.4	598
15.51 - 16.00	452	61,916,424	4.7	9.47	80.7	584
16.01 - 16.50	150	19,412,092	1.5	9.90	82.1	579
16.51 - 17.00	114	14,728,885	1.1	10.32	82.3	563
17.01 - 17.50	46	5,516,263	0.4	10.92	81.2	562
17.51 - 18.00	18	2,019,381	0.2	11.35	76.6	551
18.01 - 18.24	4	367,542	0.0	11.80	76.4	535
Total:	6,536	1,305,150,893	100.0	7.70	79.1	620

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
2.13 - 4.50	685	177,118,828	13.6	6.56	77.8	641
4.51 - 5.50	575	122,408,013	9.4	7.27	83.6	622
5.51 - 6.00	304	66,558,474	5.1	6.76	78.9	628
6.01 - 6.50	378	83,490,816	6.4	6.69	76.6	637
6.51 - 7.00	614	143,518,726	11.0	6.99	77.4	629
7.01 - 7.50	686	141,742,689	10.9	7.40	78.5	627
7.51 - 8.00	851	167,238,413	12.8	7.84	78.0	622
8.01 - 8.50	692	129,121,539	9.9	8.31	79.9	610
8.51 - 9.00	691	116,737,376	8.9	8.78	80.1	608
9.01 - 9.50	467	72,395,470	5.5	9.27	80.0	595
9.51 - 10.00	358	53,753,211	4.1	9.77	81.3	580
10.01 - 10.50	123	17,785,930	1.4	10.27	79.6	576
10.51 - 11.00	62	8,036,055	0.6	10.75	82.5	552
11.01 - 11.50	32	3,458,508	0.3	11.28	79.9	568
11.51 - 12.20	18	1,786,847	0.1	11.72	76.5	548
Total:	6,536	1,305,150,893	100.0	7.70	79.1	620

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	1,151	208,827,206	16.0	7.17	80.2	612
1.50	57	13,821,456	1.1	7.35	79.5	641
2.00	1,384	291,386,207	22.3	8.22	77.0	611
3.00	3,911	785,627,458	60.2	7.65	79.6	625
5.00	33	5,488,566	0.4	7.40	73.2	644
Total:	6,536	1,305,150,893	100.0	7.70	79.1	620

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	4,837	981,590,493	75.2	7.79	78.7	622
1.50	283	47,135,054	3.6	7.87	80.8	621
2.00	280	70,302,750	5.4	7.87	80.3	622
3.00	1,136	206,122,595	15.8	7.14	80.2	611
Total:	6,536	1,305,150,893	100.0	7.70	79.1	620

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	8,355	1,247,748,949	79.2	8.03	79.0	615
24	6	1,438,833	0.1	7.47	82.9	667
60	1,162	325,896,535	20.7	7.15	80.5	650
Total:	9,523	1,575,084,318	100.0	7.85	79.3	623

*

Note, for second liens, CLTV is employed in this calculation.